Exhibit 2.3

March 28, 2025

Richard Eskew
Sent via email: [redacted]@accolade.com

Dear Rich:

This letter sets forth the terms of your separation from Accolade, Inc. (the “Agreement”).  The term “Company Party(ies)” shall refer to Accolade, Inc. (the “Company”) and any of its parents, subsidiaries, or affiliates, and any of their successors-in-interest.

1.           General Matters Relating to Your Separation.

a.          Separation Date. Your last day of employment with the Company will be the closing date (the “Closing Date”) of the transaction contemplated by the Agreement and Plan of Merger by and among the Company, Transcarent, Inc. and certain other parties executed on January 8, 2025 (the “Merger Agreement”; and the transaction contemplated within the Merger Agreement, the “Transaction”) (the “Separation Date”).  Further, you acknowledge and agree that during the period of your employment prior to the Separation Date, nothing about this Agreement or otherwise shall modify your status as an at-will employee.

b.          Consideration for Agreement and Releases. If you timely sign, date and return this fully executed Agreement to the Company, allow the releases contained in this Agreement to become effective, and you otherwise comply with your obligations hereunder (the “Severance Preconditions”), then the Company will provide you with the following as your sole severance benefits (the “Severance Benefits”):

(i)         Severance Payment. The Company will pay you, as severance, an amount equivalent to twelve (12) months of your current base salary ($350,000), subject to standard payroll deductions and withholdings (the “Severance Payment”).  The Severance Payment will be paid to you in a single lump sum on the Closing Date or as soon as reasonably practicable thereafter (provided that this Agreement is effective by such date), but not later than the first regularly scheduled payroll date after the Effective Date (as defined herein).

(ii)       COBRA Severance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  If you timely elect continued coverage under COBRA, the Company will pay on your behalf the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) twelve (12) months following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason.  In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which you may (but are not obligated to) use toward the cost of COBRA premiums.

c.          Matters Pertaining to Your Separation.

(i)      Final Paycheck; Accrued Salary and Paid Time Off (PTO). Within the timeframe for payment as is required in your jurisdiction, in a final paycheck, the Company will pay you the base compensation that you have earned through your Separation Date, along with, if applicable, any accrued paid time off, in each case less any applicable deductions or withholdings. You are entitled to these payments regardless of whether you sign this Agreement.

(ii)      Expense Reimbursement. If you have accrued business expenses reimbursable in accordance with the Company’s policies, you may submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, within ten (10) business days of the Separation Date.  If such reimbursable business expenses are timely submitted within the ten (10) business day period, the Company will reimburse you for these expenses pursuant to its regular business practices.

(iii)     Equity Awards (Single Trigger). Any equity incentive compensation awards in respect of the Common Stock of the Company immediately before the Effective Time (as defined in the Merger Agreement) of the Transaction shall be deemed fully vested as of immediately before such Effective Time (with any performance-vesting conditions deemed satisfied at the target level of performance) and shall be subject to the treatment of equity incentive compensation awards specified in the Merger Agreement in connection with consummation of the Transaction.

(iv)   Tax Matters. All required federal, state, and local taxes will be withheld by the Company from all payments to be made pursuant to this Agreement.  Other than the Company’s obligation and right to withhold, you will be responsible for all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Internal Revenue Code Section 409A).  The Company has no obligation to provide any tax or legal advice or counseling to you, and you agree that you shall be solely responsible for obtaining any such tax or legal advice or counseling.  To the extent this Agreement is subject to the provisions of Section 409A of the United States Internal Revenue Code and the rules and regulations promulgated thereunder (collectively, “Code Section 409A”), this Agreement, any restricted stock unit or performance stock unit grant agreements, the equity incentive compensation plans under which they were granted, and any other equity agreements or stock options plans applicable between you and the Company, are, to the extent practicable, intended to comply with Code Section 409A and shall be construed in accordance therewith. To the extent there is any ambiguity in this Agreement as to its compliance with Code Section 409A, this Agreement shall be read to conform to the requirements of Code Section 409A, and the Company may, in its sole discretion, amend or replace this Agreement to cause this Agreement to comply with Code Section 409A.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any consideration provided under this Agreement except to the extent specifically permitted or required by Code Section 409A.  Terms defined in this Agreement, any restricted stock unit or performance stock unit grant agreement, and the Company 2020 Equity Incentive Plan, shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A. In any event, no Company Party make any representation or warranty in respect of any tax matter, including 409A, and no Company Party shall have any liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

(v)      No Admission. By signing this Agreement, you indicate your understanding and acknowledgement that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims that you may have.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to you or to any third party.

(vi)       No Other Compensation or Benefits. By executing this Agreement, you acknowledge and agree that the Company’s obligations to provide you with any severance benefits or any other payments are hereby extinguished (except for the benefits described in this Agreement).  You further expressly acknowledge and agree that the Severance Benefits, and other benefits provided herein, are in full and complete satisfaction of the Company’s obligations, if any, to pay you the “Severance Benefits” under any other agreements, plans, or policies.  Except as expressly provided in this Agreement, you have not earned and will not receive any additional compensation, benefits, termination pay, severance or separation pay after the Separation Date.  Thus, for any employee benefits sponsored by the Company or any Company Party not specifically referenced in this Agreement, you will be treated as a terminated employee effective on your Separation Date.  This includes but is not limited to: participation in any 401(k) plan or other retirement plan, the Equity Plans, health plan or associate benefits, life insurance, accidental death and dismemberment insurance, and short and long-term disability insurance. Other than as expressly set forth in in this Agreement, you acknowledge and represent that the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you.

2.           Company Property / Restrictive Covenants / Confidentiality / Non-Disparagement

a.          Return of Company Property. You have returned or will return by the Separation Date to the Company (or destroy, at the Company’s election) all of the Company’s property in your possession, including, without limitation, any tangible property (laptop computer, cell phone, PDA, etc.), company credit cards, entry cards, identification badges and keys, paper and electronic documents, including email (and all copies thereof), financial information, business plans, source code, programs, and any other materials of any kind that contain or embody any proprietary or confidential information or property of the Company that you have had in your possession at any time. If you discover after the Separation Date that you have inadvertently retained any proprietary or confidential information, you will immediately upon discovery contact the Company and make arrangements for returning the information or destroying it (at the Company’s election).  If you do not timely return the Company’s property, the Company reserves all rights and remedies lawfully available to recover its property or the commensurate value, including, without limitation, the right to cease or offset payment of the Severance Benefits commensurate with the value of the property at issue.

b.       Post-Employment Restrictions. You acknowledge and agree that your obligation to keep the Company’s and all Company Parties’ non-public, confidential, and proprietary information strictly confidential, to not disclose or use such non-public, confidential, and proprietary information for any purpose of other than for the Company Parties’ benefit continues even though your employment with the Company is ending. To the fullest extent permitted under applicable law, you further acknowledge and reaffirm your obligations under the offer letter, including the restrictive covenants (e.g., confidentiality, non-competition, non-interference, and/or non-solicitation, intellectual property assignment agreements) that are applicable to you and that by their terms survive termination of your employment (collectively, the “RCA”), or other such agreement between you and the Company, as applicable.  Notwithstanding the above, pursuant to 18 U.S.C. § 1833(b), you may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, you may disclose a trade secret to your attorney and use the trade secret information in a court proceeding in a suit for retaliation based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and you do not disclose the trade secret except pursuant to court order. Upon receipt of any subpoena, court order or other legal process compelling the disclosure of any confidential information or documents, you agree to give prompt written notice to the Company to permit it to fully protect the Company Parties’ confidentiality interests possible.

c.          Confidentiality of this Agreement / Non-Disparagement.

(i)         Subject to Section 2.c.iii. below, the existence and terms and conditions of this Agreement, including, but not limited to the Severance Benefits, the amounts to be paid, any negotiations prior to execution of this Agreement, and the existence of any dispute between you and any Company Party (defined herein as “Confidential Matters”) shall remain strictly confidential. To the fullest extent permitted under applicable law, neither you nor anyone on your behalf will directly or indirectly disclose, communicate, publish, or reveal the Confidential Matters orally or in writing in any medium including, but not limited to, electronic mail, television or radio, computer networks or Internet bulletin boards, blogs, social media, such as Facebook, LinkedIn, or Twitter, or any other form of communication to any third party (collectively, “Electronic Communication Mediums”), including, without limitation (1) any past, present or future employee of a Company Party, (2) any applicant for employment at a Company Party, (3) any party to an administrative action, arbitration, mediation, or litigation against a Company Party, and (4) any attorney to any such party, customer, or partner of a Company Party; except in confidence as follows: (a) to your spouse or domestic partner; (b) to your attorney, accountant, auditor, tax preparer, and financial advisor, provided that such individuals first agree that they will treat such information as strictly confidential and that you agree to be responsible for any disclosure by any such individual as if you had made the disclosure; or (c) as necessary to enforce its terms or as otherwise required by law.

(ii)        To the fullest extent permitted under applicable law and subject to Section 2.c.iii. below, you agree that neither you nor someone on your behalf will, at any time, through any medium, either orally or in writing, including in any Electronic Communication Medium, disparage, defame, impugn, damage or assail the reputation, or cause or tend to cause the recipient of a communication to question the business condition, integrity, competence, good character, professionalism, product quality, services or business practices of the Company Parties or their stockholders, officers, directors, employees, agents, administrators, servants, attorneys, and assigns, as applicable; except that nothing in this Section 2 shall restrict you from making statements in good faith in response to any question, inquiry, or request for information required by legal process.  Further, nothing in this restriction is intended to limit you from making good faith statements to or before an administrative agency investigating an alleged violation of discrimination laws by the Company.

(iii)       Your execution of this Agreement indicates your understanding that nothing in this Agreement or any other agreement between you and the Company shall in any way limit or prohibit you from engaging in any “Protected Activity,” which means filing a charge, complaint, or report with, or otherwise communicating with, cooperating with, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”).  You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company.  Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant Government Agencies.  You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. Finally, nothing in this Agreement constitutes a waiver of any rights you may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”).  For purposes of clarity, nothing in this Agreement shall be interpreted to impair or limit your participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of you or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA.

(iv)      You agree and acknowledge that a breach of any of the terms set forth in this Section 2 shall entitle the Company immediately to recover and/or cease providing the consideration provided to you under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by you under this Agreement and any surviving agreement between you and the Company.

3.           Releases / Waivers of Rights

a.          Release of All Claims. Except as otherwise set forth specifically in this Agreement, you hereby release, acquit and forever discharge the Company and Transcarent Inc. and each of their respective officers, directors, employees, agents, investors, shareholders, administrators, servants, attorneys, subsidiaries, successors, and assigns (collectively, the “Released Party” or “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, stock, stock options, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, those claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under the statutes listed on Exhibit A; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of any employment agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company. You are not relying on any other written or oral representations, statements or promises not expressly set forth in writing in this Agreement in agreeing to the releases and waivers set forth herein.

b.          ADEA Waiver. You acknowledge and agree that:

i.          You have read this Agreement and have had an opportunity to discuss it with individuals of your choice, who are not associated with Accolade;

ii.          Accolade has advised you to consult with an attorney of your own choosing;

iii.         You understand the meaning and effect of the terms of this Agreement;

iv.          You were given as much time as you needed to determine whether you wished to enter into this Agreement;

v.          The entry into and execution of this Agreement, and the releases and waivers contained herein, is your own free and voluntary act without compulsion of any kind;

vi.         No promise or inducement not expressed herein has been made to you;

vii.        You have adequate information to make a knowing and voluntary waiver;

viii.      You acknowledge that you have been provided with a period of forty-five (45) days to consider this Agreement prior to entering into it.  You also acknowledge that this Agreement was presented on or before March 28, 2025.

ix.        You agree to notify the Company of your acceptance of this Agreement by executing this Agreement via DocuSign or other written method as may be mutually agreed; alternatively, you may send a manually signed Agreement by mail to the Company, addressed to the attention of Accolade, Inc., 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462, Attention: People & Culture. You understand that you may take the entire 45-day period to consider this Agreement. If you return this Agreement prior to the expiration of the 45-day period, you acknowledge that your decision to shorten the consideration period is knowing and voluntary.

x.          By signing and returning this Agreement, you acknowledge that the consideration period afforded to you was a reasonable period to consider fully every term of this Agreement, including the release and waiver set forth in paragraphs 3.a and 3.b, and that you have given the terms full and complete consideration.

xi.        You acknowledge that you shall have seven (7) days after signing this Agreement to revoke it, if you choose to do so. If you elect to revoke this Agreement, you must give written notice of such revocation to Accolade by sending an email to [redacted]@accolade.com alternatively, you may deliver a letter with such revocation to Accolade, Inc., 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462, Attention: People & Culture, in such a manner that it is actually received within the 7-day period. If you revoke this Agreement, you will not be eligible for the Severance Benefits. The 8th day after you have signed this Agreement, provided you have not revoked your signature, will be considered the “Effective Date.”

xii.       You hereby further acknowledge that the Company has provided you with ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)), attached hereto as Exhibit B.

c.          Release of Unknown Claims. You acknowledge that you have been advised to consult with legal counsel and that you are familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in your favor at the time of executing the release, which, if known by you, must have materially affected your settlement with the releasee.  You, being aware of said principle, agree to expressly waive any rights you may have to that effect, as well as under any other statute or common law principles of similar effect.

d.          Excluded Claims.  The release set forth above does not include any claims which by law cannot be waived in a private agreement between an employer and employee, any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance, and any claims for breach of this Agreement.

4.          No Actions or Claims. You represent that you have not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of this Agreement and that you will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement.  In the event any agency, union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on your behalf, you will ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice.

5.          No Cooperation.  Subject to Section 2.c.iii. above, you agree that you will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Released Parties, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement.  You agree both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Released Parties, you shall state no more than that you cannot provide counsel or assistance.

6.          Acknowledgements and Representations. You agree, covenant and represent, and acknowledge and agree that the Company has relied on such agreements, covenants, and representations in agreeing to enter this Agreement, that:

a.          you have not suffered any discrimination or harassment by any of the Released Parties on account of your race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, gender identity or expression, age, disability, or any other characteristic protected by federal, state or local law;

b.          you have not been denied any leave, benefits or rights to which you may have been entitled under the FMLA or any other federal or state law, and you were afforded the right to and the Company properly provided you with any leave of absence because of your or your family member’s health condition or military service and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave;

c.          except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits and other amounts that any of the Company Parties and/or Released Parties have ever owed to you, and you understand that you will not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA-qualified benefit plan;

d.          you have reported to the Company any and all work-related injuries or occupational illnesses, if any, that may have been incurred by you during your employment with the Company;

e.           you have not otherwise suffered any job-related wrongs or injuries for which you might still be entitled to compensation or relief; and

f.           you have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the Company’s part.

7.         Cooperation with Company. You agree to cooperate with any of the Company Parties related to matters within your knowledge or responsibility. Such cooperation may include, without limitation (a) meeting with Company Party representatives by telephone, video conference or ay a mutually agreed convenient location with respect to items within the scope of this Section 7, (b) providing truthful testimony regarding any such items to any court, agency, or other adjudicatory body, (c) providing any Company Party with notice of contact by any non-governmental adverse party or such adverse party’s representative, except as may be required by law.  The Company will reimburse you for any reasonable expenses (excluding foregone wages) actually incurred in complying with this Section 7.

8.          Reference Inquiries. You will direct any requests for references to the Talent Acquisition team at the Company via email address at [redacted]@accolade.com. The Company will respond to any and all reference requests by prospective employers by providing only dates of employment and job title.

9.          Severability; Entire Agreement; Modification; Governing Law.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision. This Agreement, including its exhibit, represents the entire agreement and understanding between the Company and you concerning the subject matter of this Agreement and your employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and your relationship with the Company, including any offer letter or employment agreement, with the exception of the RCA. This Agreement may only be amended in a writing signed by you and the Company’s Chief Executive Officer.  This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature.  This Agreement shall be governed by the laws of the state in which you primarily performed services for the Company, without regard for choice-of-law provisions.  Employee consents to personal and exclusive jurisdiction and venue in the state in which you primarily performed services for the Company.

10.         Use as Evidence. You and the Company agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the parties hereto allege a breach of this Agreement or as a complete defense to any lawsuit brought by or on behalf of a party against the other party.  Other than this exception, the parties agree that this Agreement will not be introduced as evidence in any proceeding or in any lawsuit.

11.        Voluntary Execution of Agreement; No Representations.  You understand and agree that you have executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of your claims against the Company and any of the other Released Parties.  You represent that you have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of your own choice or has elected not to retain legal counsel.  You further represent that you have carefully read this Agreement and understand its consequences and legal and binding effect of this Agreement and of the releases it contains.  You have not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement. This Agreement represents the entire agreement and understanding between you and the Company concerning the subject matter discussed herein and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement.

You agree that this Agreement is a negotiated agreement, including as the term “negotiated” is defined by California Government Code 12964.5(d)(2) or other similar applicable laws, to mean that this Agreement is voluntary, deliberate, and informed, provides consideration of value to you (the employee), and that you have been encouraged, given notice and provided an opportunity to retain an attorney or are and have been represented by an attorney in connection with the execution of this Agreement.

[Signature Page to Follow]

If this Agreement is acceptable to you, please sign below return the original to me. You have forty-five (45) calendar days from the date you received this Agreement to decide whether to accept it, and the Company’s offer contained herein will automatically expire if you do not sign and return the Agreement within that timeframe.

I wish you good luck in your future endeavors.

Sincerely,
Accolade, Inc.

/s/ Rajeev Singh
By:	Rajeev Singh
Chief Executive Officer

ACKNOWLEDGED AND AGREED:

		Signature:	/s/ Richard Eskew

		By:	Richard Eskew

		Date:	March 28, 2025

EXHIBIT A

NON-LIMITING LIST OF STATUTES UNDER WHICH CLAIMS ARE RELEASED

The federal Civil Rights Act of 1964, as amended (“Title VII”); the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Older Workers Benefit Protection Act (“OWBPA”), the federal Family Medical Leave Act, as amended; the Pregnancy Discrimination Act, the Genetic Information Nondiscrimination Act, the Equal Pay Act, the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Arizona Civil Rights Act, as amended, Ariz. Rev. Stat. § 41-1401 et seq.; the Arizona Employment Protection Act, Ariz. Rev. Stat. § 23-1501 et seq.; the Arizona Wage Payment Law, Ariz. Rev. Stat. § 23-350 et seq.; the Arizona Equal Wages Act, Ariz. Rev. Stat. §23-341 et seq.; Agreement for waiver of rights void, Ariz. Rev. Stat. Ann. § 23-784; Safe Harbor Provision of Anti-Blacklisting Act, A.R.S. § 23-1361; the Arizona Minimum Wage Law, Ariz. Rev. Stat. § 23-362 et seq.; the Arizona “Right to Work Act,” Ariz. Rev. Stat. § 23-1301 et seq.; Drug Testing of Employees Act, Ariz. Rev. Stat. § 23-493 et seq.; the Arizona “Bring Your Guns to Work” Act; Ariz. Rev. Stat. § 12-781; Unemployment Benefits, Ariz. Rev. Stat. § 23-776; the Arizona Workplace Harassment Law, Ariz. Rev. Stat. § 12-1810; the Arizona Occupational Health and Safety Act, Ariz. Rev. Stat. § 23-401 et seq.; the Arizona Medical Marijuana Act, Ariz. Rev. Stat. 36-2801 et seq.; Arizonians with Disabilities Act (Ariz. Rev. Stat. § 41-1492 et seq.); the California Labor Code (as amended); the California Family Rights Act; the California Fair Employment and Housing Act (as amended); the Colorado Anti-Discrimination Act, as amended, Colo. Rev. Stat. § 24-34-301 et seq.; the Colorado Religious Discrimination Rules, Code of Colo. Regs. 3 CCR 708-1, §§ 50.1 to 50.3; Disability Discrimination Rules, 3 CCR 708-1, § 60.1 et seq.; the Colorado Age Discrimination Rules, Code of Colo. Regs., 3 CCR 708-1 § 40.1-40.4; the Colorado Workplace Harassment Rules, Code of Colo. Regs., 3 CCR 708-1 § 85, CCR 801-1, Chapter 8, Sections 8-1B to 8-104, and Chapter 9, Sections 9-1B through 9-8B; the Colorado Sex Discrimination Rules, Code of Colo. Regs., as amended, 3 CCR 708-1, §§ 80.1 through 80.11; the Colorado Marital Status Discrimination Law, Code of Colo. Regs. 3 CCR 708-1 § 80.1 et seq.; the Colorado Equal Pay Law, as amended, Colo. Rev. Stat. § 8-5-102, Colo. Rev. Stat. § 24-34-401 et seq., § 24-34-306; the Colorado Law Prohibiting Discrimination by Labor Organization, as amended, Colo. Rev. Stat. § 8-3-102(1)(d); the Colorado Whistleblower Law, Colo. Rev. Stat. § 24-114-101 et seq.; Any Applicable Minimum Wage Order, Code of Colo. Regs. 7 CCR 1103-1 §§ 1-22; the Colorado Overtime Pay Law, Colo. Rev. Stat. § 8-6-111(4); the Colorado Workplace Accommodations for Nursing Mothers Act, Colo. Rev. Stat. § 8-13.5-101 et seq.; the Colorado Civil Union Act, Colo. Rev. Stat. § 14-15-101 et seq.; The Family Care Act, Colo. Rev. Stat. § 8-13.3-201 et seq.; the Colorado Job History Law, Colo. Rev. Stat. § 8-2-114; the Colorado Crime Victim Leave Law, Colo. Rev. Stat. § 24-34-402.7; the Colorado Military Leave Law, Colo. Rev. Stat. §§ 28-3-601 et seq.; the Colorado Military Service Discrimination Law, Colo. Rev. Stat. §§ 28-1-103, 28-3-506; the Colorado Labor Relations Act, Colo. Rev. Stat. § 8-2-101 et seq.; the Colorado Labor Peace Act, Colo. Rev. Stat. § 8-3-101 et seq.; the Colorado Wages/Hours/Payroll Law, § 8-6-107(2), § 8-72-107; the Connecticut Fair Employment Practices Act, as amended, Conn. Gen. Stat. § 46a-51 et seq.; the Connecticut Human Rights and Opportunities Act, as amended, Conn. Gen. Stat. § 46a-60; the Connecticut Equal Pay Law, as amended, Conn. Gen. Stat. § 31-75; the Connecticut Family and Medical Leave Act, as amended, Conn. Gen. Stat. § 31-51kk et seq.; the Connecticut Minimum Wage and Overtime Law, Conn. Gen. Stat. § 31-58 et seq. (claims to disputed wages may not be released); the Connecticut Maximum Hours and Overtime Law, Conn. Gen. Stat. § 31-76b et seq.; the Connecticut WARN Law, Conn. Gen. Stat. § 31-51n-o; the Connecticut Whistleblower Protection Law, Conn. Gen. Stat. § 31-51m; the Connecticut Drug Testing Law, Conn. Gen. Stat. § 31-51t to 31-51z; the Connecticut Pregnancy Leave Law, Conn. Gen. Stat. § 46a-60; the Connecticut Paid Sick Leave Law, Conn. Gen. Stat. § 31-57r to 31-57w; Criminal Victim Leave Law, as amended, Sections 54-85d and Section 31-51ss; anti-retaliation provision of the Connecticut Unemployment Compensation Act, Conn. Gen. Stat. § 31-290a(a); the Connecticut Free Speech Law, Conn. Gen. Stat. § 31-51q; the Delaware Discrimination in Employment Law, as amended, Del. Code Ann. tit. 19, § 710 et seq.; the Delaware Persons with Disabilities Employment Protections Act, Del. Code Ann. tit. 19, § 720 et seq.; the Delaware Equal Pay Law, as amended, Del. Code Ann. tit. 19, § 1107A; the Delaware Whistleblowers' Protection Act, Del. Code Ann. tit. 19, § 1701 et seq.; the Delaware Minimum Wage Act, Del. Code Ann. tit. 19, § 901 et seq.; the Delaware Wage Payment and Collection Act, Del. Code Ann. tit 19, § 1101 et seq.; the Delaware Access to Personnel File Law, Del. Code Ann. tit. 19 § 730 et seq.; the Delaware Job Reference Liability Law, Del. Code Ann. tit. 19 § 709; the Delaware Military Leave of Absence Law, Del. Code Ann. tit. 20, § 905; the Delaware Fair Employment Practices Act, Del Code Ann. tit. 19, § 701 et seq.; the Delaware Law on Break/Meal Periods, 19 Del. C. § 707; the Florida Civil Human Rights Act, as amended, Fla. Stat. Ann. § 760.01 et seq.; The Florida AIDS Act, Fla. Stat. Ann. § 760.50 et seq.; the Florida Wage Discrimination Law, as amended, Fla. Stat. Ann. § 725.07; the Florida Equal Pay Law, as amended, Fla. Stat. Ann. § 448.07; the Florida Whistleblower Protection Law, Fla. Stat. Ann. § 448.102; the Florida Wage Payment Laws, Fla. Stat. Ann. §§ 222.15, 532.01 et seq.; Military Leave Non-Discrimination Law, Fla. Stat. §§ 250.482, 250.82; the Florida Minimum Wage Law, Fla. Stat. Ann. §§ 448.109 - 110; the Florida Right to Work Law, Fla. Stat. § 447.01 et seq.; the Florida Wage Payment Law, Fla. Stat. § 532.01 et seq.; the Florida Workers Compensation retaliation provision, Fla. Stat. § 440.205; the Florida Domestic Violence Leave law, Fla. Stat. Ann. § 741.313; the Florida Law on Wages/Hours/Payroll, FSA § 443.071, § 443.171, F.A.C. § 60BB-2.032; the Georgia Fair Employment Practices Act;  the Georgia Equal Pay Act, as amended;  the Georgia Age Discrimination in Employment Law;  the Georgia Equal Employment for Persons with Disabilities Code;  the Georgia Minimum Wage Law;  the Georgia Equal Pay Act;  the Georgia Guns in the Workplace Law, as amended;  the Georgia Military Leave Law;  the Georgia Military Service Discrimination Law;  the Georgia Minimum Wage Law; the Georgia Right to Work Law; the Georgia Law on Genetic Testing;  the Georgia Law on Discrimination on the Basis of Maternity Leave;  the Georgia Law on Sex Discrimination; the Georgia Law on Whistleblowing; the Idaho Fair Employment Practices Act, as amended, the Idaho Code § 67-5901 et seq.; the Idaho Equal Pay Law, as amended, the Idaho Code § 44-1701 et seq.; the Idaho Civil Rights Law, as amended, the Idaho Code § 18-7301 et seq.; the Idaho Wage Discrimination Law, the Idaho Code § 44-1701 et seq.; the Idaho Minimum Wage Law, the Idaho Code § 44-1501 et seq.; the Idaho Genetic Testing Privacy Act, the Idaho Code § 39-8301 et seq.; the Idaho Military Leave Law, the Idaho Code § 46-224 et seq., § 46-407; the Idaho Right to Work Law, as amended, the Idaho Code § 44-2001 et seq.; the Idaho Claims for Wages Law, the Idaho Code § 45-601 et seq.; the Idaho Law on Age Discrimination, the Idaho Code §§ 67-5909 and 67-5910(9). the Idaho Law on Sex Discrimination, the Idaho Code §§ 44-1701 et seq.; the Idaho Law on Discrimination Through Genetic Testing, the Idaho Code 39-8303; the Idaho Law on Discrimination Based on Maternity Leave and Benefits, the Idaho Code § 67-5901 et seq. IDAPA 15.04.01.243; the Idaho Law on Family and Medical Leave, IDAPA § 15.04.01.242; the Illinois Human Rights Act, as amended, 775 Ill. Comp. Stat. 5/1-101 et seq.; the Illinois Equal Pay Act of 2003, as amended, 820 Ill. Comp. Stat. 112/1 et seq.; the Illinois Equal Wage Act, 820 Ill. Comp. Stat. 110/1 et seq.; the Illinois Wages for Women and Minors Act, 820 Ill. Comp. Stat. 125/1 et seq.; the Illinois WARN Act, 820 Ill. Comp. Stat. 65/1 et seq.; the Illinois Religious Freedom Restoration Act, as amended, 775 Ill. Comp. Stat. 35/1 et seq.; the Illinois Minimum Wage Law, as amended, 820 Ill. Comp. Stat. 105/1 et seq.; the Illinois Whistleblower Act, 740 Ill. Comp. Stat. 174/1 et seq.; the Illinois Access to Personnel File Anti-Retaliation Law, as amended, 820 Ill. Comp. Stat. § 40/1 et seq.; the Illinois Arrest History Discrimination Law, 775 Ill. Comp. Stat. § 5/2-103 et seq.; Nursing Mothers in the Workplace Act, 820 Ill. Comp. Stat. § 260/1 et seq., 740 Ill. Comp. Stat. 137/15; the Illinois AIDS Confidentiality Act, 410 Ill. Comp. Stat. § 305/1 et seq.; the Illinois Emergency Services Leave Law, 50 Ill. Comp. Stat. § 748/1 et seq.; the Illinois Family Military Leave Law, 820 Ill. Comp. Stat. § 151/1 et seq.; the Illinois Genetic Testing Discrimination Law, as amended, 410 Ill. Comp. Stat. § 513/5 et seq.; the Illinois Victims' Economic Security and Safety Act, 820 Ill. Comp. Stat. §180/1 et seq.; the Illinois Service Member's Employment Tenure Act, 330 Ill. Comp. Stat. § 60/1 et seq.; the Illinois Overtime Law, 820 Ill. Comp. Stat. § 105/4a et seq.; the Illinois Right to Privacy in the Workplace Act, 820 Ill. Comp. Stat. § 55/1 et seq.; Abortion Performance Refusal Act, 745 Ill. Comp. Stat. § 30/1; the Illinois Health and Safety Act, 820 Ill. Comp. Stat. 225/.01 et seq.; the Illinois Union Employee Health and Benefits Protection Act, 820 Ill. Comp. Stat. 60/1 et seq.; the Illinois Employment Contract Act, 820 Ill. Comp. Stat. 15/1 et seq.; the Illinois Labor Dispute Act, 820 Ill. Comp. Stat. 5/1 et seq.; the Illinois Law on Break and Meal Periods, 820 Ill. Comp. Stat. ILCS 140/3 and 820 Ill. Comp. Stat. ILCS 140/3.1; the Kansas Act Against Discrimination, as amended, Kan. Stat. Ann. § 44-1001 et seq.; the Kansas Equal Pay Law (equal pay provision of the Kansas Minimum Wage Act, as amended, Kan. Stat. Ann. § 44-1201 et seq.), as amended, Kan. Stat. Ann. § 44-1205; the Kansas Age Discrimination in Employment Act, Kan. Stat. Ann. § 44-1111 et seq.; Payment of undisputed wages, Kan. Stat. Ann. § 44-316; Comparative Negligence, Kan. Stat. Ann. § 60-258a; the Kansas Discrimination against Military Personnel Act, Kan. Stat. Ann. § 44-1125 et seq.; the Kansas Discrimination against Victims of Domestic Violence or Sexual Assault Act, Kan. Stat. Ann. § 44-1131 et seq.; the Kansas Rights Commission K.A.R. § 21-30-2 et seq; the Kansas Law on Whistleblowing, Kan. Stat. Ann. § 44-1009(a)(4); the Kansas Law on Family and Medical Leave, Kan. Admin. Reg. § 1-9-6; Prohibition against requiring waiver of statutory rights as a condition of employment. Ky. Rev. Stat. Ann. § 336.700; the Kentucky Civil Rights Act, as amended, Ky. Rev. Stat. § 344.010 et seq.; the Kentucky Equal Opportunities Act, Ky. Rev. Stat. § 207.130 et seq.; the Kentucky Equal Pay Act, as amended, Ky. Rev. Stat. § 337.420 et seq.; the Kentucky Wages and Hours Act, Ky. Rev. Stat. §337.010 et seq.; anti-retaliation provision under the Kentucky Workers' Compensation Law, Ky. Rev. Stat. § 342.197; the Kentucky Occupational Safety and Health Act, Ky. Rev. Stat. § 338.011 et seq.; Penalty is no bar to civil recovery, § 446.070; the Kentucky Law on Whistleblowing, Ky. Rev. Stat. KRS §§ 61.102, 207.170(1), 207.210, 337.990(9), 338.121, 605.170; the Louisiana Employment Discrimination Law, as amended, La. Rev. Stat. Ann. § 23:301 et seq.; the Louisiana Employee Protection from Reprisal Law, La. Rev. Stat. Ann. § 23:967; the Louisiana Workers' Compensation Act, La. Rev. Stat. § 23:1021 et seq.; the Louisiana Law on Whistleblowing, La. Rev. Stat. Ann. §§ 23:968, 30:2027, and 42:1169; the Louisiana Law on Break and Meal Periods, La. Rev. Stat. Ann. § 23:213; the Louisiana Law on Sick Leave and Other Paid Time Off, La. Admin. Code § 17:1206.2; La. Rev. Stat. Ann. § 40:1299.124, La. Rev. Stat. Ann. § 23:642; the Maryland Fair Employment Practices Act, Md. Code Ann., State Gov't §§ 20-101-1203.; the Maryland Human Relations Law, as amended, Md. Code Ann., State Gov't § 20-101 et seq.; Medical Information Discrimination Law, Md. Code Ann., Lab. and Empl. § 5-604 and similar county and city laws such as those of Howard, Md. Code Ann., State Gov't § 20-1202; Montgomery, Md. Code Ann., State Gov't § 20-1202; Prince George's, Md. Code Ann., State Gov't § 20-1202; and Baltimore County, Md. Code Ann., State Gov't § 20-1203, which prohibit employment discrimination; the Maryland Equal Pay For Equal Work Law, as amended, Md. Code Ann., Lab. and Empl. § 3-301 et seq; The Health Care Worker Whistleblower Protection Act, Md. Code Ann., Health Occ. §§ 1-501-506; the Maryland False Claims Act, Md. Code Ann., Gen. Provis. §§ 8-101-811; The Maryland Parental Leave Act, Md. Code Ann., Lab. & Empl. §§ 3-1201-1211; the Massachusetts Law Prohibiting Unlawful Discrimination, as amended, Mass. Ann. Laws ch. 151B, §§ 1-10; the Massachusetts Wage Payment Act, Mass. Ann. Laws ch. 149, §§ 148-150; the Massachusetts Discriminatory Wage Rates Penalized Law (the Massachusetts Equal Pay Law), as amended, Mass. Ann. Laws ch. 149, § 105A., the Massachusetts Equal Rights Law, Mass. Ann. Laws ch. 93, § 102 et seq.; the Massachusetts Violation of Constitutional Rights Law, Mass. Ann. Laws ch. 12, § 11I, the Massachusetts Family and Medical Leave Law, Mass. Ann. Laws ch. 149, § 52D; the Massachusetts Wage Act, ch. 149, § 148 et seq.; the Massachusetts Minimum Fair Wage Law, Mass. Ann. Laws ch. 151, § 1; the New York State Human Rights Law, N.Y. Exec. Law § 290 to 301; the New York City Human Rights Law, N.Y. City Code §8-107 to 8-703 and 14-151; the New York Hours of Labor Law, N.Y. Lab. Law § 160 to 170; the New York Wage Payment Law, N.Y. Lab. Law § 190 to 199-A; the New York Minimum Wage Act, N.Y. Lab. Law § 650 to 666; the New York Wage Standards for Farm Workers Law, N.Y. Lab. Law § 670 to 683; Section 125 of the New York Workers Compensation Law, the New York Whistleblower Law, N.Y. Lab. Law § 740-741; the New York Discrimination in Child-Care Leave Law, N.Y. Lab. Law § 201-c; the New York State Civil Rights Law, N.Y. Civ. Rights Law §§ 40 to 45; the New York Off-Duty Conduct Lawful Activities Discrimination Law, N.Y. Lab. Law § 201-d; the New York Enforcement of Judgments Law, N.Y. C.P.L.R. § 5401–5408; the New York Maximum Hours Anti-Retaliation Law, N.Y. Lab. Law § 215 as amended.; the New York WARN Requirements Law, N.Y. Lab. Law § 860 to 860-I; the New York Employee Privacy Protection Law, N.Y. Lab. Law § 203-c.; the New York Retaliatory Action by Employers Law (RAEL), N.Y. Lab. Law §§ 740 and 741; the New York Nondiscrimination for Legal Actions Law (NLAL), N.Y. Lab. Law § 201-d; the New York Equal Pay Law, N.Y. Lab. Law § 194; the New York City Earned Sick Time, N.Y.C. Admin. Code §§ 20-911 to 20-924; the North Carolina Equal Employment Practices Act, N.C. Gen. Stat. § 143-422.1 through 143-422.3; the North Carolina Persons with Disabilities Protection Act, N.C. Gen. Stat. § 168A-1 through 168A-12; the North Carolina Wage and Hour Act, N.C. Gen. Stat. § 95-25.1 et seq; the North Carolina Lawful Products Use Law, N.C. Gen. Stat. § 95-28.2; the North Carolina Parental Leave for School Involvement Law, N.C. Gen. Stat. § 95-28.3; the North Carolina AIDS Virus Protection Law. N.C. Gen. Stat. § 130A-148; the North Carolina Sickle Cell Trait and Hemoglobin C Trait, N.C. Gen. Stat. § 95-28; the North Carolina Genetic Testing Law, N.C. Gen. Stat. § 95-28.1A; the North Carolina Discrimination against persons for lawful use of lawful products during nonworking hours prohibited, N.C. Gen. Stat. § 95-28.2; the North Carolina Right to Work Law, N.C. Gen. Stat. § 95-78 to § 95-84; the North Carolina Electronic Surveillance Law, N.C. Gen. Stat. § 15A-296.; Retaliatory Employment Discrimination Act, N.C. Gen. Stat. §§ 95-240 through 95-249; the Pennsylvania Human Relations Act (Pa. Stat. Ann. Tit. 43, §951 et seq.); the Pennsylvania Equal Pay Law (Pa. Stat. Ann. Tit. 43, §336.5 et seq.) as amended; the Pennsylvania Wage Payment and Collection Law (43 Pa. C. S. §260.1, et seq.); the Pennsylvania Minimum Wage Act (43 Pa. Stat. § 333.104, et seq.); the City of Philadelphia Fair Practices Code (Pa. Code § 9-1103); the South Carolina Human Affairs Law, S.C. Code Ann. § 1-13-10 et seq.; the South Carolina Wage Payment Law, S.C. Code Ann. § 41-10-10 et seq.; the South Carolina Military Reemployment Rights Law, S.C. Code Ann. § 25-1-2310 et seq.; the South Carolina Right to Work Law, S.C. Code Ann. § 41-7-10 et seq.; the South Carolina Interception of Wire, Electronic, or Oral Communications Law, S.C. Code Ann. § 17-30-10 et seq.; Unlawful termination of an employee replaced by an authorized alien, S.C. Code Ann. § 41-1-30; Discrimination Against Employees Who Conscientiously Oppose Working on Sundays, S.C. Code Ann. §§ 53-1-100 to 53-1-120; the Tennessee Human Rights Act, as amended, Tenn. Code Ann. § 4-21-401 et seq.; the Tennessee Retaliatory Discharge Law, as amended, Tenn. Code Ann. § 50-1-304; the Tennessee Equal Pay Act, Tenn. Code Ann. § 50-2-201 et seq.; the Tennessee Wiretapping Protection Law, Tenn. Code Ann. § 39-13-601 et seq.; the Tennessee Disability Act, Tenn. Code Ann § 8-50-103; the Tennessee Fair Employment Practices Law, as amended, (Tenn. Code Ann. § 4-21-401 et seq., the Tennessee Maternity Leave Act, Tenn. Code Ann. § 4-21-408; Discrimination against Smokers, Tenn. Code Ann. § 50-1-304; the Tennessee Whistleblower Laws, Tenn. Code Ann. § 50-1-304; the Texas Labor Code (specifically including the Texas Payday Law; the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code;  the Texas Whistleblower Act); the Washington Law Against Discrimination (Wash. Rev. Code §49.60.010 et seq.); the Washington Equal Pay Law (Wash. Rev. Code §49.12.175 et seq.); the Washington Employment Discrimination Based on Sex Law (Wash. Rev. Code §49.12.200 et seq.); the Washington Age Discrimination Law (Wash. Rev. Code §49.44.090, et seq.); the Washington Military Family Leave Law (Wash. Rev. Code §49.77 et seq.); the Washington Family Leave Law (Wash. Rev. Code §49.78 et seq.); the Washington Paid Sick Leave Law (Wash. Rev. Code § 49.46; WAC 296-128); the Washington Minimum Wage Act (Wash. Rev. Code §49.46.005, et seq.); and the Washington Wage Payment Act (Wash. Rev. Code §49.48.010, et seq.) (each as amended, as applicable).

EXHIBIT B

ADEA DISCLOSURE
(UNDER TITLE 29 U.S. CODE SECTION 626(f)(1)(H))

A decisional unit of the Company’s executive team was considered for separation.  As part of the reduction in force, employees in the decisional unit who were selected for separation are being given the opportunity to accept a severance package in exchange for executing a separation agreement and release.

Within this decisional unit, the following criteria were used to select employees for separation and eligibility to receive the severance package: redundancy in roles given the Transaction.  Not all criteria were used to make every selection.

The following table shows employees in the decisional unit who were and were not selected for separation.  All impacted employees who have attained the age of 40 years or older will have up to 45 calendar days to review, consider, and accept the terms and conditions of the separation agreement, and 7 calendar days to revoke their acceptance of such separation agreement, pursuant to the Age Discrimination in Employment Act of 1967, as amended.

Employees Eligible for the Termination Program
Job Title	Age
Chief Executive Officer	56
Chief Financial Officer	54
General Counsel	50
President	56
EVP Government Solutions	56
EVP Care	42

Employees Not Eligible for the Termination Program
Job Title	Age
EVP, Product	48
EVP, Chief Clinical Officer	51
EVP, Technology	48
EVP, Chief People Officer	36
EVP, Chief Service Delivery Officer	44
EVP, General Manager	58
SVP, Customer Success	48
SVP, Enterprise Growth	56